Exhibit 99.1
Encore Acquisition Company and Encore Energy Partners
Announce Reaffirmation of Borrowing Bases
FORT WORTH, Texas—(Business Wire) — March 10, 2009
Encore Acquisition Company (NYSE: EAC) (“EAC,” “Encore,” or the “Company”) and Encore Energy Partners LP (NYSE: ENP) (“ENP”) announced today that the syndicate of lenders underwriting the EAC and ENP revolving credit facilities reaffirmed the respective company’s borrowing bases as a result of completing the spring semi-annual redetermination. As previously announced, EAC elected to monetize certain of its 2009 oil derivative contracts, resulting in proceeds of approximately $190.4 million, which were used to reduce outstanding borrowings under its revolving credit facility. EAC’s borrowing base of $1.1 billion was adjusted by $200 million solely as a result of the hedge monetization. Therefore, the revised borrowing base of $900 million allows the Company the same amount of borrowing capacity after the redetermination as before. Concurrent with the EAC redetermination, the syndicate of lenders underwriting the ENP revolving credit facility reaffirmed its $240 million borrowing base. The next borrowing base redetermination for both EAC and ENP is scheduled for October 2009.
Bob Reeves, Senior Vice President and Chief Financial Officer, commented, “Our strong balance sheet, substantial liquidity, shallow declining properties, and nimble budget have allowed us to uniquely position Encore for 2009. We removed our 2009 oil hedges at EAC for a substantial gain that we then applied to our outstanding debt balance. In the event oil prices move higher, we will benefit from higher cash flows that can be applied to further reduce debt or apply to a robust drilling inventory. If oil prices weaken, we can adjust the capital budget accordingly because of our stable production base and lack of long-term drilling contracts. Either way, Encore is one of only a few companies that will be stronger exiting 2009 and well positioned for opportunities in 2010.”
The following table displays the Company’s pro forma liquidity position as of December 31, 2008, as adjusted for the borrowing base redeterminations, hedge monetization, and completion of the January 2009 sale of properties from EAC to ENP:

Encore Acquisition Company
Borrowing Base Reaffirmations

	Maturity Date	Outstanding Debt	Availability
		(in thousands)
EAC Revolving Credit Facility	March 7, 2012	$338,600	$561,400
ENP Revolving Credit Facility	March 7, 2012	196,000	44,000

Total Revolving Credit Facilities		$534,600	$605,400

EAC Bonds:
6.25%	April 15, 2014	$150,000
6.00%	July 15, 2015	296,040
7.25%	December 1, 2017	148,771

Total Bonds		$594,811

Total Company		$1,129,411	$605,400

During the redetermination process, the Company’s credit facility agreements were amended to adjust the interest rate margins applicable to loans made under the agreements to current market rates. EAC’s revolving credit facility was amended to increase the applicable interest rate margins by 50 basis points, while ENP’s revolving credit facility was amended to increase the applicable interest rate margins by 75 basis points.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint

Encore Acquisition Company
Borrowing Base Reaffirmations
ventures; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com